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                                                                   Exhibit 10.43


                                MASTER AGREEMENT
                                    BETWEEN
                            PAINEWEBBER INCORPORATED
                                      AND
                             QUOTRON SYSTEMS, INC.

                                  FEBRUARY 11, 1991
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                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
ARTICLE I -- DEFINITIONS...............................................   2

ARTICLE II -- PURPOSE AND TERM.........................................   5

ARTICLE III -- ORDERING SERVICES AND INSTALLATION OF OFFICES...........   7

ARTICLE IV -- SERVICES AND UPGRADES....................................  10

ARTICLE V -- PRICE AND PAYMENT.........................................  14

ARTICLE VI -- OFFICE CLOSINGS..........................................  22

ARTICLE VII -- MAINTENANCE.............................................  23

ARTICLE VIII -- PERFORMANCE CRITERIA...................................  27

ARTICLE IX -- SERVICE STANDARDS........................................  34

ARTICLE X -- PURCHASE OPTION...........................................  38

ARTICLE XI -- SOFTWARE DEVELOPMENT AND SUPPORT; TRAINING...............  38

ARTICLE XII -- PROPRIETARY INFORMATION.................................  39

ARTICLE XIII -- DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY;
                INDEMNIFICATION........................................  40

ARTICLE XIV -- TERMINATION.............................................  44

ARTICLE XV -- MISCELLANEOUS PROVISIONS.................................  48



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                               TABLE OF CONTENTS

APPENDIX A -- PRICE LIST

APPENDIX B -- SERVICE AGREEMENTS

APPENDIX B1 -- EQUIPMENT LEASE AGREEMENT

APPENDIX C -- EQUIPMENT AND SERVICE SCHEDULE

APPENDIX D -- LIST OF PAINEWEBBER OFFICES

APPENDIX E -- CUSTOMER ENGINEERING MAINTENANCE SERVICE OFFERING

APPENDIX F -- SOFTWARE DEVELOPMENT

APPENDIX G -- TRAINING

APPENDIX H -- NON-DISCLOSURE AGREEMENT

APPENDIX I -- TRAVEL TIME SCHEDULE

APPENDIX J -- CATALOG OF SERVICES

APPENDIX K -- INTERNATIONAL SERVICE AGREEMENT


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THIS MASTER AGREEMENT ("Agreement") is made this ___ day of _____________, 1991 by and between PaineWebber Incorporated, a Delaware corporation, with its principal place of business at 1285 Avenue of the Americas, New York, NY 10019 ("PWI") and Quotron Systems, Inc., a Delaware corporation, with its principal place of business at 12731 West Jefferson Blvd., Los Angeles, CA 90066 ("QSI").

                                  WITNESSETH:

WHEREAS, QSI and PWI are Parties to a National Agreement dated February 5, 1988 pursuant to which QSI provides financial information services to PWI.

WHEREAS, PWI and QSI desire to enter into a new Master Agreement for the continued provision of financial information services to PWI, including upgrades of existing services.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, QSI and PWI agree as follows:

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                                   ARTICLE I

                                  DEFINITIONS

When used in this Agreement,

1.1 "ALTERNATIVE PLATFORM OR ALTERNATIVE EQUIPMENT" means Equipment other than Q800 or Q1000 Equipment that may be made available by QSI to PWI.

1.2 "BUSINESS DAY" means any day on which the New York Stock Exchange is open for trading.

1.3 "CABLING" means standard quad cabling utilized by QSI for installation of Equipment.

1.4 "CE" means Customer Engineering personnel provided by QSI or its designees.

1.5     "CPU" means a central processor unit.

1.6     "CSR" means a QSI Customer Service Request.

1.7     "EFFECTIVE DATE" means August 1, 1990.

1.8     "FIRST EXTENSION" has the meaning set forth in Section 2.2(b) hereof.

1.9     "SECOND EXTENSION" has the meaning set forth in Section 2.2(c) hereof.


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1.10    "EQUIPMENT" means the hardware provided to PWI by QSI used for the delivery to PWI of Quotron financial information services.

1.11 "EXISTING OFFICE" means an Office installed with Services as of the Effective Date.


1.12    "EXPIRATION DATE" has the meaning set forth in Section 2.2(a) hereof.

1.13 "EXPEDITED BASIS" means anytime outside of the standard QSI lead times for tasks referred to in Article IX.

1.14 "FUTURE OFFICE" means an Office in which Services are installed after the Effective Date and which do not receive any Services on the Effective Date.

1.15 "INTERNATIONAL OFFICE" means a location outside the fifty (50) United States and Puerto Rico where PWI, its parent, subsidiaries or affiliates conduct its business and which is subject to an International Service Agreement.

1.16    "MDS" means Quotron Market Data Services.

1.17 "OFFICE" means a location where PWI, its parent, subsidiaries or affiliates conduct business in the fifty (50) United States and Puerto Rico and which is subject to a Service Agreement executed by PWI.

1.18    "PARTY" means PWI or QSI, and "PARTIES" means both PWI and QSI.

1.19    "Q800" means a Quotron 800 Computer.

1.20    "Q1000" means a Quotron 1000 Computer.

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1.21    "RS/6000" means an IBM RS/6000 Model 320 server.

1.22 "RETAIL OFFICE" means a PWI branch Office engaged in the buying and selling of securities for the general public and excludes PWI Capital Markets.


1.23 "SERVICES" means one or more of those QSI Information Services (formerly known as Quotron Financial Information and Offices Services) categorized as MDS, Trading and Decision Support Services, and Branch Office Services made available on QSI provided Equipment. Classification of Services into each such category is set forth in Appendix "J" hereto. "SERVICES" may also refer to Services made available through a QSI provided Alternative Platform, Quotron QUOTDIAL Service, personal computers, and Remote Information Services ("Remote Services") formerly known as "Quotron Satellite Office Terminal Service".

1.24 "SERVICE AGREEMENT" means the written agreements including Service Orders between QSI and PWI pursuant to which QSI provides Services to an Office. "SERVICE AGREEMENT" also includes the Equipment Rental Agreement. "EQUIPMENT RENTAL AGREEMENT" means an agreement whereby the Equipment is rented by PWI from QSI on a month-to-month basis. Service Agreements include the Information Services Agreement, Equipment Rental Agreement, Equipment Maintenance Agreement, PC Service Agreement, Remote Information Services Agreement, Agreement for QuotChart, QuotData and QuotTerm. Forms of the Service Order and Service Agreements are attached hereto in Appendix "B".

1.25 "EQUIPMENT LEASE AGREEMENT" means an Agreement whereby the Equipment is leased by PWI and QSI or a third party for a fixed term. A form of the Quotron Equipment Lease Agreement is attached hereto in Appendix "B1".

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1.26    "EQUIPMENT RENTAL AGREEMENT" - see definition of Service Agreement.

1.27 "UPGRADE" means replacing Equipment installed in an Office with different Equipment that makes possible the delivery to PWI of improved or additional Services. Examples of an Upgrade would be replacing the Q800 with the Q1000 or replacing the Q1000 with an Alternative Platform.

                                   ARTICLE II

                                PURPOSE AND TERM

2.1 PURPOSE. The Parties agree that the purpose of this Agreement is to set forth the terms and conditions that together with the terms and conditions contained in the Service Agreements, shall govern the provision of Services to Offices. All such Service Agreements shall have full force and effect, provided that in the event of a conflict of terms between a Service Agreement and this Agreement, this Agreement shall prevail. The National Agreement between the Parties dated February 5, 1988 is hereby superseded in whole by this Agreement as of the Effective Date.


2.2     TERM.

        (a) MASTER AGREEMENT. This Agreement shall be in effect until August 1, 1995 (the "Expiration Date"), unless sooner terminated by the Parties in accordance with Article XIV hereof or extended by PWI pursuant to and in accordance with Subsection (b) and/or (c) of this Section 2.2.



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        (b)     FIRST EXTENSION OF MASTER AGREEMENT. Unless either Party gives written notice of termination to the other Party at least sixty
                (60) days prior to the Expiration Date, PWI may exercise an option to extend the term of this Agreement for a period of three (3) years ("First Extension") by furnishing to Quotron written notice at least sixty (60) days prior to the Expiration Date, of PWI's intent to exercise its option to extend pursuant to this Section.

        (c) SECOND EXTENSION OF MASTER AGREEMENT. Unless either Party gives written notice of termination to the other Party at least sixty
                (60) days prior to the expiration date of the term of the First Extension, PWI may exercise an additional option to extend the term of this Agreement for a period of three (3) years ("Second Extension") beyond the expiration of the term of the First Extension by furnishing to Quotron written notice at least sixty
                (60) days prior to the expiration of term of the First Extension, of PWI's intent to exercise its option to extend pursuant to this Section.

        (d) TERM OF SERVICE AGREEMENT FOR OFFICES LISTED IN APPENDIX "D". Commencing on the Effective Date, the terms of the Service Agreements for all Existing Offices including Offices listed in Appendix "D" shall be extended to the Expiration Date, and shall be further extended to the end of the First Extension (if the option under Section 2.2(b) is exercised) and further extended to the end of this Second Extension (if the option under Section 2.2(c) is exercised).

        (e) TERM OF FUTURE SERVICE AGREEMENTS. The term of each Service Agreement for Future Offices shall be, at PWI's option, either
                (i) co-terminus with the Expiration Date (provided the term of such Service Agreement is at least 12 months) or (ii) not co-terminus, in which case PWI will specify for each such Service Agreement a term of 12, 24, 36, 48 or 60 months. With less than twelve (12) months remaining in the Agreement, PWI shall have the option to select a term co-



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                terminus with the Expiration Date at month-to-month pricing described in Appendix "A".

        (f) MONTH-TO-MONTH EXTENSION. Upon the expiration date of the fixed term (which excludes any First Extension or Second Extension) of a Service Agreement, such Service Agreement shall continue to be extended one full month at a time, subject to termination by either Party on at least sixty (60) days prior written notice furnished to the other.

                                  ARTICLE III

                  ORDERING SERVICE AND INSTALLATION OF OFFICES

3.1 ORDERS. QSI agrees to consult with PWI as QSI defines and implements improvements in the process and procedures to be used in ordering QSI Services and/or Equipment.

3.2 SERVICE AGREEMENTS. Upon execution of this Agreement, the Service Agreements, to include the Information Service Agreement, the Equipment Maintenance Agreement, and the Equipment Rental Agreement shall be deemed to have been executed by both Parties and shall be in effect for each Existing Office and for each new installation of Future Offices. The Service Agreements executed or deemed to have been executed pursuant to this Article shall supersede all prior Service Agreements between the Parties.


3.3 INSTALLATION OF FUTURE OFFICES. To order Q1000 Service for any Future Office during the term of this Agreement, PWI shall notify QSI that it wishes to order Service and PWI shall execute for that Office an Equipment and Service Schedule, per Appendix "C" attached



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        hereto and incorporated by reference. QSI shall install Services in a
        Future Office within sixty (60) days of receipt by QSI of a completed Service Order and an executed Equipment and Service Schedule for that Office. When requested by PWI in writing, QSI shall install Services in an Office on a expedited basis, subject to payment by PWI of QSI and third party expedite fees. The foregoing shall be subject in each case to PWI supplying to QSI all necessary Service and communication line-ordering information at the time the order is placed, and subject to the availability of communication lines and facilities.

3.4 ACQUISITION OF A COMPETITIVE FIRM'S OFFICES. When requested by PWI in writing, QSI shall install Services in an office of a firm which has been acquired by PWI in order to replace a competitive vendor's system with Services provided by QSI. QSI shall exert its best efforts to install Services in such offices on an expedited basis subject in each case to PWI supplying to QSI all necessary Service and communication line-ordering information at the time the order is placed, and subject to the availability of communication lines and facilities. QSI shall not charge PWI for the QSI expedite fees when installation is to replace a competitive vendor's system pursuant to this Section. PWI shall pay all applicable third party (telco, air freight) expedite fees.


3.5 INSTALLATION OF INTERNATIONAL OFFICES. International Offices installed with Services as of the Effective Date shall continue to be subject to the terms and conditions, including pricing and discounts, which are currently in effect for International Offices. To order Service for any future International Offices during the term of this Agreement, PWI shall notify the appropriate QSI International office that it wishes to order Service and PWI




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        shall execute for that International Office a separate International
        Service Agreement per Appendix "K" for the applicable foreign country.

3.6 OFFICE RELOCATIONS. Relocation costs (including but not limited to all applicable removal and installation costs) for any Office that is relocated (and not designated a Temporary Office, as provided in Section
        3.8 hereof) shall be paid by PWI. At PWI's option ("Relocation Option"), QSI agrees to pay and amortize over the term of the Service Agreement the costs associated with a relocation of an Office (to include applicable removal and installation costs) provided PWI extends the term of the Service Agreement for the new location by five (5) years. PWI shall provide QSI with thirty (30) days notice, prior to the relocation, that PWI elects to relocate pursuant to this Relocation Option. The exercise by PWI of this Relocation Option shall automatically cause the term of the Service Agreement for the Office to be relocated to be extended for a period of five (5) years calculated from the first of the month following the month in which the relocation occurred. If PWI terminates Services to an Office after the relocation and prior to the end of the five (5) year term, the term of twenty (20) months specified in Article VI shall apply and PWI shall pay (i) unamortized costs of the initial installation, if any, and (ii) unamortized installation costs incurred as a result of the relocation.

3.7 CABLING OF FUTURE DESK UNITS. QSI shall install and pay for standard quad cabling, as ordered, for projected desk units at the time QSI installs cables for then current requirements. If the cabling for projected desk units is not utilized in a Future Office within twenty-four (24) months from the date of initial installation, PWI shall pay the pro rata cost of the unused cabling. PWI will be charged and PWI shall pay the price differential between standard quad cabling and other type of cabling installed hereunder.


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3.8    TEMPORARY OFFICES.  At the time a Service Agreement is executed for a
       Future Office, PWI may specify on the Service Order that the location of the Future Office is temporary ("Temporary Office") and is to be relocated at a later date during the initial term of the Service Agreement to a permanent Office located within 50 miles of this Temporary Office or located in the same metropolitan area. Installation and actual removal costs for any Temporary Office shall be the responsibility of PWI, and costs of installation in the permanent Office of the Equipment located in the Temporary Office shall be paid for by the Parties in accordance with Section 5.1(g) hereof.


                                   ARTICLE IV

                             SERVICES AND UPGRADES

4.1 AVAILABILITY OF SERVICE. QSI will provide Services specified by PWI in the Service Agreement for any Office for which Services are ordered. QSI will give notice and make available to PWI throughout the term of this Agreement services and equipment on terms and conditions as favorable as any made available to other QSI Customers (defined as any brokerage firm, bank or financial service provider) that are subject to similar terms and conditions and that have similar billing volume.

4.2    UPGRADING OF OFFICES.

       (a) UPGRADING OF RETAIL OFFICES FROM Q800 TO Q1000. QSI will complete the Upgrade of Retail Offices (including Lincoln Harbor - Weehawken C/Ns 4750-139, 4750-223 and 4750-280, 120 Broadway and the 1285
            Retail Branch Offices) from MDS provided by Q800 Computers to MDS plus Branch Office Services and Trading and


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            Decision Support Services provided by Q1000 Equipment by January 1,
            1991. QSI shall pay the QSI incurred installation costs associated with such an Upgrade. QSI shall also pay the QSI incurred installation charges for four (4) Offices to be relocated and Upgraded to Q1000 Equipment after January 1, 1991. The four (4) Offices are Akron, OH C/N 4750-665, Bellevue, WA C/N 4750-022, Medford, OR C/N 4750-635 and Rochester, MN C/N 4750-715.

       (b) UPGRADING OF RETAIL OFFICES, PWI CAPITAL MARKERS, AND SOFT DOLLAR LOCATIONS FROM Q800 TO Q1000. PWI shall pay the QSI incurred installation costs associated with the Upgrade from Q800 to Q1000 for (i) all PWI Capital Market and Soft Dollar Locations, at any time, and (ii) for Retail Offices upgrading after January 1, 1991 (excluding the four (4) Offices and associated Soft Dollar Locations referenced in Section (a) above).

       (c) UPGRADE OF PWI OFFICES TO AN ALTERNATIVE PLATFORM. PWI may Upgrade any Office from Q800/Q1000 to a QSI provided Alternative Platform pursuant to a mutually agreed to installation schedule. Such Upgrades are subject to the following terms and conditions:

            (i) PWI shall pay actual costs of removal of the Equipment being replaced including but not limited to labor, freight and telco charges.

            (ii) Notwithstanding anything to the contrary contained in the Agreement, PWI shall sign a fixed term Equipment Lease Agreement for each Office to be installed with the Alternative Equipment supplied by QSI.

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            (iii)  If PWI acquires an Alternative Platform other than from QSI,
                   PWI will pay to QSI all costs associated with the installation of software in the Alternative Platform and all software licenses.

            (iv) PWI shall not be required to pay any further Services charges with regard to the Q800/Q1000 Equipment which is removed from an Office as a result of an Upgrade to an Alternative Platform.


4.3    SERVICE CHANGES.

       (a) STANDARD. To order any additional Services or any change in Services (including entitlement changes), PWI shall deliver a written or electronic Customer Service Request ("CSR") to QSI's Los Angeles Order Processing Department. Installation of, or reduction in, equipment, keyboards, displays, expansion hardware or Services shall be completed within standard lead time (as reflected in Article IX below) days of receipt by QSI of a properly completed CSR, subject to PWI supplying to QSI all necessary Service and communication line-ordering information at the time the order is placed, and to the availability of hardware, communication lines and facilities. Service changes will be priced in accordance with Appendix "A" hereto.

       (b) ENTITLEMENT CHANGES. Software only entitlement changes not requiring a visit to an Office by a CE shall be accomplished at no charge to PWI.

       (c) DESK UNIT ADDITIONS. Upon prior written or electronic notice, PWI may add desk units. QSI shall install additional desk units at no charge to PWI for the installation. QSI acknowledges that from time to time PWI will have a need to have a desk unit added on an expedited basis to accommodate a new broker. On an exception basis QSI will exert its best efforts to exceed the standard lead times

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            described in Article IX below in order to accommodate PWT's requested install date. No QSI expedite fee will be charged for this accommodation. QSI will maintain on an ongoing basis twelve 12" cluster terminals with 80-key Qwerty keyboards, and a sufficient number of C.I. boards and cable connectors, as determined by QSI, for the exclusive use of PWI on an expedite basis.

       (d) DESK UNIT REMOVALS AND RELOCATIONS. Upon prior written or electronic notice, and at PWI's expense, PWI may remove desk units, or relocate desk units at the same or different locations. The billing for reductions in desk units and/or costs of relocation will appear on a supplemental invoice retroactive to the date of removal and/or relocation, provided, however, that monthly billing shall not be reduced below the Firm-Wide Minimum Monthly Subscription Requirement.

4.4 TECHNICAL COMPETITIVENESS. If PWI determines that for competitive reasons it requires a feature or service added to Services then available and if PWI provides QSI with a description and specifications for the required feature or service, then in the event, within 60 calendar days, QSI shall provide a proposal to develop and implement the new feature or service, together with a proposed schedule. If PWI accepts QSI's proposal, QSI shall develop and install the new feature or service in accordance with the accepted proposal and schedule. If PWI does not accept QSI's proposal for any reason, the Parties will submit PWI's specifications and QSI's proposal to a mutually acceptable expert in the financial information services field who shall determine whether QSI's proposal adequately and reasonably meets reasonable competitive requirements of PWI or, if not, how QSI's proposal should be modified. In the event the Parties cannot agree on an expert the Parties agree that each Party will choose an expert and the two experts will choose a third expert and the three experts shall perform the evaluation of QSI's proposal. The cost of the expert(s) shall be borne equally by the Parties. PWI may then either accept QSI's proposal in its original form or as modified pursuant to the expert's determination, or PWI may abandon

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       its quest for the new feature or service. If PWI does accept QSI proposal in either form, QSI shall develop and install the new feature or service in accordance with the accepted proposal and schedule. If QSI meets the accepted schedule for development and installation of the new feature or service, or is not more than 30 calendar days delayed for reasons within QSI's control, PWI shall either (i) subscribe and pay for the new feature or service for the mutually agreed to minimum period and minimum number of Orders or terminals reasonably deemed necessary to recoup QSI's development costs for the new feature or service, or (ii) reimburse QSI for its development costs for the new feature or service that were agreed to by PWI pursuant to the QSI proposal. QSI agrees that the failure to deliver on schedule the QSI proposal and have PWI approve the new feature or service will subject QSI to penalties as provided in Article 8.4.


                                   ARTICLE V

                               PRICE AND PAYMENT

5.1    PRICES FOR SERVICES.

       (a) EXISTING OFFICES. Commencing on the Effective Date, the prices applicable to Services in Existing Offices shall be as set forth on the Price List attached hereto as Appendix "A". Effective with the first recurring monthly billing following the execution of this Agreement, (QSI shall be permitted to use an estimated amount on the first monthly billing following execution of this Agreement provided it is approximately 90% of the credit that would be due with the second recurring monthly billing generating the remaining credit based on active calculations), PWI will receive, as a credit against future bills, an amount equal to the difference

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            between actual Office billings and Office billings as calculated using the prices and discounts as detailed in Appendix "A" for all monthly billings from the Effective Date through the implementation of the pricing and discounts of Appendix "A". QSI guarantees that the annual recurring billing (excluding exchange fees, royalties, taxes and surcharge) shall be no more than $17,491,938 based on 6878 retail terminals and 1676 non-retail terminals with existing Office, Equipment and Services defined as PWA on Page 2-3 of Appendix "A" located in PWI Offices and correspondent offices installed with Services as of August 1, 1990. In the event that any of the stock, commodity, futures or any other exchanges extend their hours beyond those in effect as of the Effective Date, QSI may charge PWI for QSI's increased costs of providing operation and (at PWI's request) maintenance during the lengthened market day. The charge for QSI's providing operation (but not maintenance) during such extended hours shall be as mutually agreed upon by the Parties, but in no event shall such charge be greater than the published list prices charged to other customers. Such charge shall be discountable and subject to the terms and conditions of Section 4.1 herein.

       (b) FUTURE OFFICES AND RENEWALS. The prices applicable to Services in Future Offices installed or renewed after the Effective Date during the initial five (5) year term of this Agreement shall be those set forth on the Price List attached thereto as Appendix "A".

       (c) PRICE ADJUSTMENT DURING FIRST EXTENSION. On or after the commencement date of the three (3) year term of the First Extension (in the event the First Extension option is exercised by PWI), QSI may raise any price set forth in Appendix "A" (exclusive of Equipment) by an aggregate of eight percent (8%).

       (d) PRICE ADJUSTMENT DURING SECOND EXTENSION. On or after the commencement date

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                of the three (3) year term of the Second Extensions (in the event the Second Extension option is exercised by PWI), QSI may raise any price set forth in Appendix "A" (exclusive of Equipment) by an aggregate of an additional eight percent (8%) over the level to which it was adjusted during the First Extension.

        (e) EQUIPMENT PRICING DURING FIRST EXTENSION. On the commencement date of the three (3) year term of the First Extension (in the event the Plant Extension option is exercised by PWI) the prices applicable to five (5) year tests Equipment rental shall be reduced by thirty percent (30%). The prices applicable to Leased Equipment during the First Extension shall be adjusted subject to negotiation by the Parties.

        (f) MONTH-TO-MONTH EXTENSIONS. If PWI extends a Service Agreement on a month-to-month basis for reasons other than a competitive replacement or replacement with services provided by PWI, then in that event, the prices applicable to Offices that are covered by Service Agreements extended on a month-to-month basis shall be one hundred ten percent (110%) of the prices before discount being charged to PWI immediately prior to conversion to the month to month terms. Notwithstanding anything contained herein to the contrary, Offices extended on a month-to-month term basis following a fixed term are eligible for continuation of discounts. If at the end of the initial five (5) year term of this Agreement, the Parties are in good faith contract negotiations, PWI shall be subject to payment of one hundred percent (100%) of PWI's prevailing prices and discount which will remain in effect for six (6) months. If the Parties are not in good faith contract negotiations, then PWI shall be subject to QSI's then current published list prices at no discount.

        (g) INSTALLATION COSTS FOR Q800 AND Q1000 SYSTEMS. QSI shall pay and amortize over a period of 20 months, installation costs for Q800 or Q1000 systems for all Offices

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                covered under a 12 month or longer term Service Agreement. PWI shall pay installation costs for all Offices installed with a term less than 12 months.

        (h) INSTALLATION COSTS FOR UPGRADE TO ALTERNATIVE PLATFORM. For Upgrades From Q800 or Q1000 Systems PWI will select one of the following options:

                (i)     Pay the installation charges with a one-time payment.

                (ii) PWI will arrange to include the installation charges as part of the Equipment Lease for Alternative Platforms.

                (iii) Commit to at least a 36 month extension of the Services Agreement with QSI in which case QSI will pay the installation charges and amortize them over the term of the extension. If PWI closes the Office prior to the end of the 36 month extension PWI shall pay to QSI the unamortized portion of the installation charges.

        (i) INSTALLATION COSTS - ALTERNATIVE PLATFORMS FOR NEW OFFICES. For new Offices PWI will select one of the following options:

                (i)     Pay the installation charges with a one-time payment.

                (ii) PWI will arrange to include the installation charges as part of the Equipment Lease for Alternative Platforms.

                (iii) Commit to at least a 36 month term of the Service Agreement with QSI in which case QSI will pay the installation charges and amortize them over the term.
                        If PWI closes the Office prior to the end of the 36 month term PWI shall pay to QSI the unamortized portion of the installation charges.

        (j) MAINTENANCE CHARGES AND LABOR RATES. The charges applicable to maintenance during the initial five (5) year term of this Agreement shall be those set forth in Appendix "A". Labor rates during the initial two (2) years of the Agreement shall be those set forth in Appendix A. On August 1, 1992 QSI shall have the right to increase labor rates specified in Appendix A by up to a percentage by which the Federal Bureau of Labor Statistics All Urban Consumers Figure (the "CPI") has increased from the Effective Date to August 1, 1992. On each succeeding anniversary date (twelve (12) month increments), QSI shall have the right to increase labor rates by up to the percentage which the CPI has risen from the immediately prior anniversary date.

5.2 DISCOUNTS. Commencing on the Effective Date, Offices covered under this Agreement shall receive a twenty-seven percent (27%) discount off discountable prices contained in Appendix "A". Exchange and News Fees, Communication Charges, taxes, surcharge, data base services, installation and removal costs, maintenance, Equipment Rental, Equipment Lease and any billing for other than recurring monthly charges for Services are not discountable. Discounted rates shall not survive termination of this Agreement except as provided in Section 5.1 (f) above.

5.3 FIRM-WIDE MINIMUM MONTHLY SUBSCRIPTION REQUIREMENT. Notwithstanding anything to the contrary contained in this Agreement and the individual Service Agreements, PWI shall, during the term of this Agreement, pay to QSI a Firm-Wide Minimum Subscription Charge in an amount equal to $500,000 per month for all Offices provided with Service (including for this purpose, the Offices covered by the Agency Agreement between QSI and Correspondent Services Corporation, a PWI wholly-owned subsidiary), after discount and exclusive of taxes, surcharge, Exchange fees, Financial Data Base Service, installation and removal charges, maintenance, Equipment Rental and Equipment Lease charges, and any charges other than recurring monthly charges for the Service makes a reduction below $500,000 results from QSI's failure to meet the performance criteria reflected in Article VIII and the exercise of PWI's rights thereunder.

5.4 TAXES. All sales, use, gross receipts, excise, transaction, telecommunications consumption, Value Added (VAT), Goods and Services
        (GST), utility, manage, personal property, intangible tax and any other federal, state and local taxes, fees and charges, including interest and other charges not due to any fault on the part of QSI thereon chargeable by the taxing authorities, shall be paid by PWI. The foregoing provision shall be construed such that PWI shall pay all taxes, fees and charges applicable to the Service, Equipment, software and any other pass-through charges provided by QSI to PWI, other than taxes imposed upon the net income of QSI.

5.5 PAYMENT. Payment is due on receipt of invoice ("Due Date"). Monthly charges will be computed from the first day that Service is provided, and will be invoiced each calendar month in advance. PWI's failure to pay any amount within sixty (60) days after the Due Date, (subject to satisfactory completion and acceptance by PWI of Phases I, II and III of the billing projects described in Appendix "F" at which time invoices will be due within thirty (30) days after the Due Date) shall constitute a default and entitle QSI to terminate the Service and exercise its rights pursuant to provisions hereof. If PWI fails to pay any amount on or before thirty (30) days after the Due Date, PWI shall pay a late charge at the rate of 1-1/2% per month (or the maximum lawful rate, whichever is lower) on each such delinquent amount from the applicable Due Date for such amount to the date of receipt of payment thereof by QSI.

5.6 INTERNATIONAL OFFICES. International Offices shall be billed on an office-by-office basis in local currency. All International Office invoices shall be paid by PWI in local currency.

5.7 GENERATION OF INVOICES. QSI will generate invoices by the month following completion of installation of Service and change management activities such as commitment changes, relocations and reductions of Services. The Parties acknowledge and agree that in order to generate invoices in a timely manner QSI shall provide PWI with estimated billing for third party invoiced activities such as charges incurred from taxes, connectors, freight.

5.8     CONTESTED BILLING.

        (a) RESOLUTION OF CONTESTED BILLING. QSI and PWI agree that negligible effort will be made by both Parties to resolve any billing disputes within ninety (90) days after receipt by QSI of written notification from PWI which specifies the items contested. PWI shall pay all uncontested amounts upon receipt of invoice in accordance with Section 5.5 hereof. That portion of PWI's balance which is contained will not incur a late charge from the date of PWI's written notification until such time as PWI's claim is rejected in full or in part by QSI. At that time, the items contested shall become due and payable. If payment is not received on or before thirty (30) days after the claim has been rejected, QSI retains the right to assess late charges on all or part of PWI's rejected claim effective the date PWI has been notified that the claim was rejected ("Rejection Date"). The notification shall contain the reason the claim was rejected and any relevant documentation and shall be forwarded to PWI's Chief Information Officer ("CIO"). If PWI's CIO does not agree with QSI's rejection of the claim, the CIO may escalate such claim to QSI's Chief Financial Officer ("CFO"). QSI's CFO and PWI's CIO shall have a thirty (30) day period in which to determine the validity of such claim. If the determination is made that the charges are valid, PWI shall be invoiced and shall pay all late charges commencing as of the Rejection Date. If the determination is made that the claim is not valid then PWI shall not be obliged to pay any late charges (if invoiced).

                The Parties agree to assist each other in their investigation and to provide appropriate documentation as requested by either Party.

        (b) FUTURE BILLING MATTERS. Any QSI invoice which PWI does not notify QSI (as being in dispute) within six months of its receipt thereof shall irrevocably be deemed correct and PWI waives its right to challenge the convection of same. Similarly, any QSI invoice which QSI does not notify PWI (as being incorrect) within six months of its effective date shall irrevocably be deemed correct and QSI waives its right to challenge or change same. This section shall not apply to the pass through of taxes referenced in Section 5.4 herein. This clause shall not become effective until administrative projects Phase I, II and III of Appendix F are completed and functioning at PWI.

                                   ARTICLE VI

                                OFFICE CLOSINGS

6.1 OFFICE CLOSINGS. PWI at any time after the Effective Date, may close any Office, provided such closing is not for the purpose of replacing the Service with similar services provided by PWI or a third party. For purposes of this Article an Office shall be deemed closed when all business at that location is terminated and no new Office or Offices are opened in the same general geographic area under circumstances that indicate an Office relocation. The following provisions shall apply to the termination of Service to an Office as a result of the closing of that Office.

        (a) THIRTY DAYS NOTICE. PWI shall furnish QSI with thirty (30) days written notice of each Office closing. PWI shall pay full monthly billing for the Service during the notice period.

        (b) UNAMORTIZED INSTALLATION COSTS. PWI shall pay in a lump sum upon termination, unamortized installation costs for any Office installed with Service for less than 20 months.

        (c) EQUIPMENT RENTAL AGREEMENT. PWI shall pay Equipment rental charges to the conclusion of the thirty (30) day written notice period or any extension requested in writing by PWI.

        (d) EQUIPMENT LEASE AGREEMENT. PWI shall continue to pay full lease charges for the duration of the lease or the net present value of the remaining lease payment and title remains with the lessor covering Equipment installed under an Equipment Lease Agreement.

        (e) MAINTENANCE AGREEMENT. PWI's obligations under the Equipment Maintenance Agreement for a specific Office shall extend to the date of removal or to the completion of the thirty (30) days written notice period, whichever is later.

        (f) ACTUAL COST OF REMOVAL. PWI shall pay actual costs of removal including but not limited to labor, freight and telco charges.

        (g) FIRM-WIDE MINIMUM MONTHLY SUBSCRIPTION REQUIREMENT. Nothing in this Article shall relieve PWI of its Firm-Wide Minimum Monthly Subscription Requirement as described in Section 5.3.

                                  ARTICLE VII

                                  MAINTENANCE

7.1 MAINTENANCE. QSI or a third party designated by QSI shall perform maintenance on the Equipment. Normal hours of maintenance are during Business Days as shown below ("Business Hours"):

                        8:00 AM - 5:00 PM Eastern Time

                        7:00 AM - 4:00 PM Central and Mountain Time

                        6:00 AM - 3:00 PM Pacific Time

        QSI and/or representatives designated by QSI shall have access to the Equipment at all reasonable times for the purposes of installation, maintenance, repair and removal thereof. Maintenance requested by PWI shall be as set forth in the Equipment Maintenance Agreement attached hereto in Appendix "B". If a call-repair maintenance action is in progress as a result of a service request made by PWI during Business Hours, then such a service request action will be completed beyond Business Hours. Such a service action shall be at no charge to PWI. If PWI requests that maintenance start after Business hours, PWI will pay for service billable at the QSI standard hourly overtime rate then in effect. Such deferred service actions shall be excluded from performance criteria calculations. PWI shall have the option to have such service action commence the following Business Day. QSI shall provide a normal level of maintenance and performance for terminals covered by the Equipment Maintenance Agreement, provided that PWI complies with QSI's then current site planning and installation requirements. Normal level of maintenance means "the same level of maintenance QSI provides to other similarly situated commercial customers who subscribe to the Service." Any support activities and/or maintenance required because of problems caused by PWI-provided software as identified by QSI and agreed to by PWI, shall be paid by PWI at QSI's standard hourly rates then in effect. The cost of maintenance requested by PWI to be accomplished after Business Hours or on weekends or holidays will be paid by PWI at QSI's hourly rates then in effect, subject to availability of CEs.

7.2 DEDICATED CE MAINTENANCE. QSI or its designee will provide dedicated CE maintenance coverage at PWI's designated site, currently 1285 Avenue of the Americas Office, during Business Hours on Business Days, excluding lunch periods and breaks. QSI will select and assign a qualified technician to remain at the Office and provide all necessary maintenance functions. PWI reserves the right to request the replacement of the assigned CE. QSI shall not unreasonably withhold its consent to such request. During periods of vacation, training, sickness or for other business reasons, QSI will assign other qualified personnel. It is QSI's intentions to keep such personnel changes to a minimum. In the event of an unplanned employee absence, QSI will exert its reasonable efforts to supply on site replacement coverage by 9:00 a.m. of the day affected. Each morning the assigned CE will report directly to the Office and verify the operation of the Equipment. Any malfunctions will be responded to immediately. In order to maintain records and ensure system performance, QSI requires that all trouble reports made by PWI's staff be reported to the QSI Call-in Center. Installation work will continue to be coordinated and performed by QSI's Installation Department and billed accordingly. The cost for this dedicated CE maintenance service is based upon a formula that attempts to recover only the excess cost of dedicated personnel who would normally be available to service other accounts. The monthly charges shall be the greater of (i) a minimum monthly charge, as specified in the following sentence, or (ii) six percent of the difference between $140,000 and regular monthly site billing. The minimum monthly charge during the initial twelve (12) months following the Effective Date of this Agreement shall be $500 per month, and may be increased thereafter up to a maximum amount of $1,000 per month. Maintenance charges are not eligible for discounts.

7.3 SERVICE REQUEST AVERAGE RESPONSE TIME. PWI's Help Desk shall request maintenance for an Office by telephoning QSI's Call-In Center or the designated QSI representative (within the time frames then set in QSI's service policies). QSI shall guarantee response time to service requests under all conditions subject to the provisions of Section 14.3. Travel time shall be calculated by city in accordance with QSI's Travel Time Schedule per Appendix "I" attached hereto and incorporated by reference. Appendix "I" will remain in effect for the term of the Agreement. A written or electronic Service Report describing the details of the outage is forwarded to QSI, Los Angeles for purposes of verification, record keeping and monitoring. To provide PWI with a maximum effort of support, the CE will call for additional support after working on the problem unsuccessfully for approximately one hour, and must notify PWI before loading file systems or replacing a disc drive. QSI current service policy per Appendix "E" entitled "Quotron Systems, Inc. Customer Engineering Maintenance Service Offering" is attached hereto and incorporated by reference. In the event QSI selects another maintenance provider, the Parties agree to review and as mutually agreed to modify or supplement the existing Appendix "I".

7.4 MAINTENANCE PROVIDERS. The Parties acknowledge that QSI or a third party designated by QSI ("Designee") shall perform maintenance on the Equipment. QSI shall have sole discretion in the selection of any Designee organization which shall perform maintenance on the Equipment. QSI agrees to consider, and review written input from PWI as to the selection of such a Designee. QSI's commitment to consider, and review PWI's input is intended to be a good faith expression of QSI's intent to reasonably and diligently give weight to PWI's concerns in the Designee selection process. PWI shall have the right to renegotiate the Maintenance Section of this Agreement, including any Equipment Maintenance Agreements hereunder two years from the Effective Date of this Agreement. QSI agrees to renegotiate in good faith if PWI exercises its right to renegotiate. The Parties shall negotiate terms and conditions applicable to the providing of maintenance on Alternative Equipment.

                                  ARTICLE VIII

                              PERFORMANCE CRITERIA

8.1 DEFINITIONS. As of the Effective Date, QSI shall provide MDS to PWI in accordance with the performance criteria set forth in this Article for all Offices located in the contiguous forty-eight (48) United States, Hawaii, and Puerto Rico. Offices outside of the contiguous forty-eight
        (48) United States and Hawaii will be maintained on a best effort basis with response no later than 24 hours after receipt of service call from PWI. Offices located in Puerto Rico will be maintained with response no later than six (6) hours after receipt of a service call from PWI.

        (a) DEFINITIONS. For purposes of this Article VIII, outages mean, when calculating performance for QSI provided terminals, terminal hardware failure and/or the total inability to obtain quotes on the Quoteline ("Outages"). Optional and customized services and PWI developed software shall be excluded. For purposes of this Section "Optional Services" mean Services other than Market Data Services such as Trading and Decision Support Services, Branch Office Services and Network Services. Optional Services are listed in Appendix "J" attached hereto and incorporated by reference. "Customized Services' means services developed at the request of PWI by QSI for use in conjunction with the Service or with PWI application software. Outages which are caused in whole or in part, by PWI non-compliance with QSI-provided environmental criteria or policies regarding the connection of devices not approved by QSI to the systems, PWI provided software, PWI provided hardware, communications circuits and/or modems, communications circuits provided by a telephone company or communications carrier and/or any telephone company or communications carrier problem, or by force majeure as described in Section 14.3 herein, shall be excluded from performance criteria calculations pursuant to this Article. Additionally, Outages caused by failure of data vendor feeds such as News, Exchanges, Database vendors, and other third party providers of services, shall be excluded. "Downtime" starts when PWI's notification of an Outage is received and logged at PWI's Help Desk by the QSI person assigned to the Help Desk, or in his absence or non-availability, logged in at QSI's Call-In Center. "Uptime" is any other time. QSI agrees to have a person manning PWI's Help Desk on Business days during Business Hours. Business Hours are defined in Section 7.1.

(b) CALCULATION OF PERFORMANCE. On Business Days, the QSI provided terminals shall be subject to, and QSI obligates itself to meet, the performance levels stated in this Section. Uptime shall be calculated by multiplying the number of QSI provided terminals installed by 9 hours, and multiplying the result by the number of Business Days in that month. The resulting answer shall be divided into the number of QSI provided terminals are available for operation use during that same period of time. The answer to these calculations equals actual performance.

        As an example, if ten (10) terminals worked a nine (9) hour day and there were twenty (20) Business Days in that month, and there were no failures that month, then the calculation would be:

                       10 x 9 x 20 = 1800 Available Hours

                       10 x 9 x 20 = 1800 Performance Hours

                             1800
                             ----
                             1800 = 100% up-time performance

        If, using the above example, there had been eighty-one (81) hours of Outages during the month, the result would be:

                            1719
                            ----
                            1800 = 95.5% Performance

        For the average to fall below 99% Uptime, a minimum of twenty (20) terminal hours would have to be lost because of Downtime as shown below.

                            1780
                            ----
                            1800 = 98.9% up-time performance

(c) UPTIME PERFORMANCE REQUIREMENT. On Business days during Business Hours ("Business Hours" are defined in Article VII herein), each Office shall be subject to and QSI obligates itself to meet the Uptime performance figure of ninety-nine percent (99%).

(d) PERFORMANCE DEFAULTS; PENALTIES. If the performance as defined and calculated above, falls below the 99% level described above, for two (2) consecutive months, and it is not due to PWI failing to meet any of its obligations, then PWI shall have the option to give QSI written notice that QSI is in default of its performance level. Upon receipt of such notice from PWI, QSI shall have a period of thirty (30) days in which to bring the performance to an acceptable level. If at the end of the thirty (30) day period the performance equals or exceeds the 99% performance level, as calculated above, then QSI will no longer be considered in default of the performance criteria. At this time a new two (2) month period of calculation of performance shall commence. However, at the end of such thirty (30) day period

        QSI will provide PWI a retroactive credit for the two (2) months QSI missed the 99% performance level. PWI shall be entitled to receive a credit for that Office in an amount equal to double the percentage difference between the performance level QSI is obligated to meet and the performance level actually attained off monthly discountable Service billings retroactive to the commencement of the two (2) month period when QSI was first in default. If the performance level falls below 90%, PWI shall receive a credit equal to four (4) times the percentage difference rather than the doubling referred to above. For example, if the applicable performance level QSI is obligated to meet is 99% and the QSI level of performance actually attained is 95%, PWI shall be entitled to receive a monthly credit of eight percent (8%) off monthly discountable Service billings at the affected Office retroactive to the commencement of the two (2) month period when QSI was first in default and continuing until the relevant performance standard is met. In addition if, within a twelve (12) month period, PWI receives credits during three (3) or more months due to QSI's failure to meet the relevant performance levels at a particular Office, then upon ten (10) calendar days' prior written notice, PWI may terminate the Service Agreement for that Office, without penalties or removal costs to PWI. Nothing in this Article shall relieve PWI of its obligations under an Equipment Lease Agreement for Alternative Platforms.

(e) PERFORMANCE MONITORING. All calculation pursuant to this Article shall be based on information logged in and recorded at QSI's Call-In Center, ("Records") and PWI's Reports ("Reports") of Outages. In the event of a difference between QSI's Records and PWI's Reports for a particular Office, an attempt shall be made by the Parties to resolve those differences before performance is calculated for that Office. PWI shall have the right to check QSI's Records in order to reconcile any differences in calculations of performance. QSI shall have the right to check PWI's Reports after PWI gives notice of default to QSI, and the Parties shall attempt in good faith to reconcile any differences. QSI will provide PWI with a monthly management report showing Uptime performance detailed by Office.

8.2 SYSTEM RESPONSE TIME. QSI and PWI will initiate a joint effort by 9/30/91 to establish a base line of QSI Services, PWI services and the Q1000 hardware configuration including the number of desk units ("Mutually Agreed Upon Configuration") which will ensure the following response times ("Acceptable Response Time") can be met:

           Quote Response                        Less than 2 Seconds

           3270 Recognition of Request           Less than 1 Second

           Q1000 BOS Load Time                   Less than 10 Seconds

           Q1000 BOS Recognition of Request      1 Second

           Q1000 BSS Load                        Less than 15 Seconds

        QSI will complete an investigation of methodologies to reduce BSS Load Time by approximately 50% no later than the end of first quarter of 1991. In the same time frame QSI will determine the feasibility of modifying the BSS Load in such a manner that Response Time can be measured by Recognition of Request. For the purpose of determining any such Acceptable Response Time, in the Mutually Agreed Upon Configuration, no more than 32 host connections including terminals, printers and programmatic interfaces shall have terminal emulation. By way of explanation, "Response Time" means the length of time a terminal inquiry transaction takes from proper key entry until the first line of data appears on the screen. "Recognition of Request Time" means the length of time screen response indicating CPU action takes when a key is depressed. Acceptable Response Time shall be maintained while any mutually agreed upon combination of available Services identified in Appendix "J" hereof are operating on the Q1000. QSI shall demonstrate the attainability of the Acceptable Response Time through testing of the Mutually Agreed Upon Configuration at QSI's SIT lab and at a PWI
        Office, such testing
to be monitored by PWI. The attainability of the Acceptable Response Time shall be further demonstrated through trial at three Offices among the first several to be upgraded which have the Mutually Agreed Upon Configuration. Response Time shall be monitored manually through mutual observation of PWI and QSI. If a Q1000 cannot maintain an Acceptable Response Time during any three (3) Business Day test period and after a fourteen (14) Business Day cure period and such failure is not due to Equipment or communications circuits outside the affected Office, QSI shall increase capacity of the affected CPU or provide additional CPU's, at QSI's expense, including the cost of additional CPU base charges, until an Acceptable Response Time is maintained. Any additional Equipment installed by QSI pursuant to the preceding sentence shall be for a term equal to the longest term remaining of the equipment where capacity is to be expanded, and PWI shall have no obligation to extend the term of Service Agreement therefor. If the failure to maintain an Acceptable Response Time is determined to be due to PWI applications used in excess of the defined capacity limits, or if PWI adds new applications, PWI shall reimburse QSI for the additional costs of maintaining a Response Time acceptable to PWI (including QSI's expenses incurred in determining the impact of either of the foregoing on Response Time), and shall pay the installation costs of any additional Equipment required to maintained such Response Time. If such Equipment is installed in connection with additional applications desired by PWI. PWI shall be required to extend the term of Service Agreement in respect of such Equipment for at least the minimum term required for such application.

8.3 FOREIGN DEVICES. PWI agrees that linking or attaching non-Quotron Equipment to Quotron Equipment shall be subject to compliance with QSI's "Policy for Connecting Foreign Devices to Quotron User Computers." Exceptions to the policy will be mutually agreed upon. Non-Quotron equipment shall be construed to mean any equipment not bearing QSI's name or which is not marketed by or on behalf of QSI or connected without QSI approval. Both Parties are in agreement that and all non-QSI approved foreign devices connected with and to the Q1000 shall be excluded from performance criteria calculations in Article VIII.

8.4 SOFTWARE COMMITMENTS; PENALTIES. In the event QSI shall fail in any material respect to meet the software development deliverable dates as specified in Appendix F and subsequent software development projects that are mutually agreed upon by QSI and PWI, QSI shall be subject to penalties as outlined in this Section subject to the following terms and conditions. QSI shall not be subject to penalties to the extent such failure is due to reasons beyond QSI's control or to the extent such failure is caused by PWI. Examples or failures caused by PWI include but are not limited to (i) PWI requests a delay in completion of a schedule date, (ii) PWI fails to provide requirements, deliverables or sign off on the specifications, and/or (iii) PWI changes in deliverables or delivery dates.

        (a) PWI RESPONSIBILITIES. The schedules applicable to the deliverables in Appendix F are subject to PWI satisfying the commitments reflected or required by Appendix F or as mutually agreed upon in connection with future projects. PWI shall provide to QSI written documentation evidencing QSI's failure to meet a deliverable date. Upon receipt of such notice. QSI shall have a period of 30 days in which to provide the deliverable. If at the end of the 30 days QSI is unable to provide the deliverable, QSI shall be deemed to be in default hereunder and shall be subject to the penalties listed below. The penalties shall commence at the conclusion of the 30 days notice period.

                        PENALTIES PER DELIVERABLE MISSED

DELIVERABLE PERIOD                                MONTHLY PENALTY
------------------                                ---------------
0-6 months                                        2.0 x $7000 x VT

7-12 months                                       1.5 x $7000 x VT

Greater than 12 months                            1.1 x $7000 x VT

"VT" shall mean variable term. If the deliverable period missed is 2 months then VT equals 1. The VT will increase by .5 for each additional month missed. The penalty is cumulative.

                                   ARTICLE IX

                               SERVICE STANDARDS

9.1 SERVICE STANDARDS. To order additional Services or changes in Service, PWI shall deliver to QSI's Los Angeles Order Processing Department a written/electronic QSI Change request form or PC Order Form ("Change Order") (a form of which is attached hereto in Appendix "B") detailing the action requested. Service changes shall be subject to the Service Standards set forth below. QSI shall exert its reasonable efforts to ensure that ninety-
seven point seventy-five percent (97.75%) of all Service requests will meet these Service Standards (excluding travel time) and subject to the following terms and conditions:

(a)  Individual Change Orders must be written for each CPU.

(b) Service Standards shall commence after receipt of a valid written/electronic Change Order at QSI's Los Angeles, Order Processing Department.

(c) Service Standards are subject to PWI providing all necessary Service and communication line-ordering information at the time the Change Order is placed.

(d) Standards are subject to the availability of non-QSI hardware, communication lines and facilities.

SERVICE ACTIVITY                        SERVICE STANDARDS
----------------                        -----------------

RCC Entitlements                        One (1) Business Day
(Quoteline entitlements)

Software Only                           Two (2) Business Days
(i.e. Monitor Line)

Inside Moves                            Five (5) Business Days
(terminal)

     SERVICE ACTIVITY                          SERVICE STANDARDS
     ----------------                          -----------------

     Hardware Only or Hardware                 Fourteen (14) Business Days
     with Software (terminal                   (See Section 4.3(c) for special
     additions, etc.)                          situations).

     NEW INSTALLATION/RELOCATIONS:
     -----------------------------

     SIT/SOT OR PC Orders                      Twenty-five (25) Business Days
     (Remote)

     CPU Installation                          Thirty-five (35) Business Days

     Ten (10) Business Days shall be added to performance Service Standards involving such non-standard Change Order requests as CPU relocations, rewires and major reconfigurations. QSI hardware availability will be subject to quarterly forecasts (subject to modification by PWI once within the quarter) from PWI of hardware requirements as defined by PWI. QSI will honor such forecast. If, due to normal growth conditions (normal growth conditions exclude PWI requirements as a result of an acquisition of another firm), Q1000 Equipment is not available within the Standards outlined above, QSI will provide equivalent Equipment at no additional cost to PWI including installation in accordance with Section 5.1(g).

9.2 PERFORMANCE MONITORING OF SERVICE STANDARDS. QSI agrees to provide PWI with a monthly work completion report. In the event that PWI believes that QSI has failed to meet the standard delivery times on more than 2.25% of the orders for a calendar month PWI will notify QSI in writing that QSI is in default of the Service Standards. Based upon mutual agreement as to the correctness of the claim, QSI will issue to PWI credits equal in value to the supplemental billings for the orders requesting the addition of hardware and/or Services that were not completed to Standard within that calendar month. In the case of orders for removal of hardware and/or Services QSI will ensure that billing ceases as of the date determined by the Service Standards.

9.3 ENVIRONMENTAL CRITERIA. PWI shall meet the power, environmental and space specifications for the Q1000 set forth in the "QUOTRON 1000 System Site Preparation Guide," QSI Document Number SY-0002-04-00, for every Office installed or to be installed with Q1000 Services. PWI shall meet the power, environmental and space specifications for each Office installed with QSI provided Alternative Equipment as set forth in the applicable Quotron Systems Site Preparation Guide.

9.4 QSI ACCESS TO PWI OFFICES. Any person or persons designated in writing by QSI shall have access to such Equipment at all reasonable hours on a non-disruptive basis for the purpose of installation, inspection, maintenance, repair, removal and replacement thereof. PWI shall safekeep QSI's Equipment and software using the same degree of care as its uses to safekeep its own equipment and software and shall permit access thereto only by persons authorized in writing by QSI. QSI shall give PWI reasonable notice by telephone of the date and time of which QSI personnel will arrive at any Office to perform maintenance, and PWI shall not unreasonably deny access to QSI personnel at the requested time and place.

                                   ARTICLE X

                                PURCHASE OPTION

10.1 The Parties Agree that PWI will have the following options when acquiring QSI provided Alternative Platforms:

      a)  Make an outright purchase,
      b)  Lease the Alternative Platform through QSI,
      c)  Lease the Alternative Platform from a third party.

                                   ARTICLE XI

           SOFTWARE DEVELOPMENT, SUPPORT, TRAINING AND DOCUMENTATION

11.1 SOFTWARE DEVELOPMENT AND SUPPORT. QSI shall provide software development support to PWI in accordance with, and subject to charges set forth in Appendix "F" hereto.

11.2 TRAINING. QSI will provide training programs and support as described in Appendix "G" hereto.

11.3 DOCUMENTATION. QSI will provide available technical documentation to PWI relating to API's, BSS, Terminal Emulation, SNA and BOS within three (3) months after the signing of this Agreement.

                                  ARTICLE XII

                            PROPRIETARY INFORMATION

12.1 PROPRIETARY INFORMATION. PWI acknowledges that certain information received through the Service is derived by QSI from proprietary information of third party information sources, exchanges, associations, news disseminating entities, data base vendors and other sources ("Sources"). PWI agrees that no proprietary right or title to the information received from the Service is transferred to PWI. PWI acknowledges that QSI's agreements with the Sources require that information received from the Sources not be resold and will be used only in PWI's business at the Office where Services are installed. PWI will not furnish such information to any person, firm or branch office for re-use. PWI agrees that no display nor subset of display of any Service may be interfaced, re-used or retransmitted with any other equipment and/or via a local area network or data feed without the express written consent of QSI and the written authorization of each Source providing proprietary data to PWI. PWI will not furnish such information to any newspaper, press association or service or permit connection of any other display and keyboard or computer to the communication circuit used to provide Services except with the prior written approval of QSI. PWI shall be responsible for furnishing the Sources with a description of each proposed use of any Services and PWI shall obtain all necessary authorizations from each Source, and will pay all charges (either directly, or to QSI's PWI account) required by such Sources in respect of PWI's use of the Service.

12.2 RIGHT TO INFORMATION. QSI agrees to provide PWI with answers to technical questions, all published product documentation, and technical notes on a timely basis. In addition, PWI development personnel will be given access at all reasonable hours on a non-disruptive basis to QSI development sites (Los Angeles) and associated personnel; such access to be mutually agreed upon by both Parties. PWI acknowledges QSI's proprietary products, and

        QSI acknowledges PWI's proprietary business information. This Agreement serves as an extended non-disclosure agreement where specified PWI individuals will have access on a confidential basis to detailed information about QSI's current and planned products that are deemed important by PWI for PWI's development and ongoing business needs. This non-disclosure agreement is attached as Appendix "H".



                                  ARTICLE XIII


                           DISCLAIMER OF WARRANTIES:

                    LIMITATION OF LIABILITY: INDEMNIFICATION



13.1 DISCLAIMER. THE PARTIES HERETO AGREE THAT THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER WARRANTIES, EITHER EXPRESSED OR IMPLIED, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ARE EXCLUDED FROM ANY TRANSACTION UNDER THIS AGREEMENT. QSI SHALL NOT BE LIABLE IN ANY EVENT FOR LOSS OF ANTICIPATED PROFITS, LOSS BY REASON OF SHUTDOWN, NONOPERATION OR INCREASED EXPENSES OF OPERATION OF OTHER EQUIPMENT, OR OTHER CONSEQUENTIAL LOSS OR DAMAGE OF ANY NATURE ARISING FROM ANY CAUSE WHATSOEVER EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT.

13.2 LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, QSI SHALL HAVE NO LIABILITY, CONTINGENT OR OTHERWISE. FOR ACCURACY OF THE INFORMATION FURNISHED, OR OF PWTS COMMUNICATIONS TRAFFIC, RETRIEVED FROM, TRANSPORTED THROUGH

        OR STORED IN QSI NETWORK AND DATA BASES, FOR LOSS OF DATA, OR FOR LOSS OF DATA CONFIDENTIALITY (EXCEPT FOR LOSS OF DATA CONFIDENTIALITY OCCASIONED BY QSI'S NEGLIGENT ACTS OR MISCONDUCT) OR FOR DELAYS OR OMISSIONS THEREIN, OR FOR INTERRUPTIONS OF ANY SERVICE FROM WHATEVER CAUSE, AND QSI SHALL NOT BE LIABLE FOR DAMAGES ARISING FROM THE USE OR PRESENCE OF QSI'S EQUIPMENT ON PWI'S PREMISES EXCEPT WHERE SUCH DAMAGES ARE THE DIRECT RESULT OF QSI'S NEGLIGENCE IN ASSEMBLING OR MAINTAINING ITS EQUIPMENT.

13.3    INDEMNIFICATION.

        (a) With regard to physical property damage and personal injury, PWI agrees that, at its sole expense, it shall protect, defend, hold harmless and indemnify QSI, its parent, subsidiary and affiliate companies, and all directors, officers and employees of QSI and its parent, subsidiary and affiliate companies, as applicable, (collectively, the "QSI Indemnified Parties") from and against any and all claims, demands, suits or other proceedings by a third party against any QSI Indemnified Party, any damages, losses, expenses and any other liabilities of any nature whatsoever, including without limitation, reasonable attorneys' fees, incurred by any QSI Indemnified Party and arising out of, in connection with, or resulting from PWI's negligence or misconduct hereunder.

        (b) With regard to physical property damage and personal injury, QSI agrees that, at its sole expense, it shall protect, defend, hold harmless and indemnify PWI, its parent, subsidiary and affiliate companies, and all directors, officers and employees of PWI and its parent, subsidiary and affiliate companies, as applicable, (collectively, the "PWI Indemnified Parties") from and against any and all claims, demands, suits or other proceedings by a third party against any PWI Indemnified Party, any damages, losses, expenses and any other liabilities of any nature whatsoever, including without limitation, reasonable attorneys' fees, incurred by any PWI Indemnified Party and arising out of, in connection with, or resulting from QSI's negligence or misconduct hereunder.

        (c) QSI further agrees that, at its sole expense, its shall protect, defend, hold harmless and indemnify all PWI Indemnified Parties from and against any and all claims, demands, suits or other proceedings against any PWI Indemnified Party, any damages, losses, expenses and any other liabilities of any nature whatsoever, including without limitation, reasonable attorneys' fees, incurred by any PWI Indemnified Party and arising out of, in connection with or resulting from any infringement or alleged infringement by any PWI Indemnified Party of any United States or other patent or copyright covering or alleged to cover the QSI Equipment, the QSI software or any training manuals and technical documents related to the Service provided by QSI to PWI hereunder (collectively, "Covered Item") or the use of any of the foregoing as contemplated by this Agreement. QSI agrees that it shall pay all sums which, by final judgment or decree in any such suits or proceedings, may be assessed against any PWI Indemnified Party on account of any such Infringement.

                Should any Covered Item or any portion thereof become, or in QSI's opinion by likely to become the subject of a claim of such infringement, PWI shall permit QSI at QSI's option, either (i) to obtain for PWI the right to use such Covered Item; (ii) replace or modify the Covered Item so that it becomes non-infringing; or (iii) grant PWI a credit for such Covered Item less depreciation (an equal amount per year over the life of the Covered Item as established by QSI) for use, damage, and obsolescence and accept its return. However, QSI shall have no liability for any infringement or claim thereof, based upon (i) the use of any Covered Item in combination with any other device, software, or data not supplied by QSI where the combination and not the Covered Item alone caused the infringement, (ii) use of the Covered Item in practicing any non-QSI process; (iii) PWI's non-standard use of any information, data or service provided by QSI where such non-standard use and not the information, data or service caused the infringement; and (iv) alteration of the Covered Items not made by QSI. No expense shall be incurred for the account of QSI without QSI's consent.

(d)     The Parties agrees that this right to indemnification under paragraphs
        (a), (b) and (c) hereunder shall be subject to:


        (i) written notice by the Party seeking indemnification to the Party from whom indemnification is sought of the claim, demand, suit or other proceeding requiring indemnification; and

        (ii) the Parties agree that the Party from whom indemnification is sought is authorized to assume, at its own expense, the sole defense thereof through its own counsel and to compromise or settle, at its own expense, any such claim, demand, suit or other proceeding. So far as this may be done without prejudice to the rights of the Party seeking indemnification or such Party's reputation and standing in the business community and among members of the general public who may utilize such Party's services. Prior to final settlement of any claim, demand, suit or proceeding hereunder, the indemnified Party shall be consulted and if it determines that the proposed settlement is not in its best interest, it may assume its defense from that point forward and the indemnifying Party's liability for that claim, demand, suit or other proceeding shall be limited to the amount of the proposed settlement.

                                  ARTICLE XIV

                                  TERMINATION


14.1 FAILURE TO MEET PAYMENT OBLIGATIONS. In the event PWI shall fail to meet its payment obligations as provided in this Agreement with respect to any Office, QSI may terminate the Service Agreement with respect to such Office if such failure is not corrected within thirty (30) days of delivery of written notice thereof to PWI.

14.2 BANKRUPTCY AND BUSINESS TERMINATION. If either Party shall cease doing business as a going concern (and without assigning its obligations hereunder pursuant to Section 15.1 hereof), make an assignment for the benefit of creditors, admit in writing its inability to pay its debts as they become due, file a voluntary petition in bankruptcy, be adjudicated a bankrupt or an insolvent, file a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statue, law or regulation or file an answer admitting the material allegations of a petition filed against it in any such proceeding or consent to or acquiesce in the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its assets or properties, or if it shall take any action designed to obtain its dissolution or liquidation, or within 60 days after the commencement of any proceedings against it seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statue, law or regulation, fail to have such proceedings dismissed, or if within 60 days after the appointment, without that party's consent or acquiescence, or any trustee, receiver or liquidator of its or of all or any substantial part of its assets or properties, such appointment shall not be vacated, the other Party may immediately terminate this Agreement.

14.3 FORCE MAJEURE. In the event that the performance of either Party hereto is prevented or delayed by reason of any cause or causes beyond the reasonable control of and without fault of such Party, and cannot be overcome by due diligence (such events shall include, without limitation, strikes, riots, floods, fires, acts of God, or acts of any third party not under the control of the Parties hereto, unless a labor interruption, job action, or other delay has been precipitated by either Party's negligence, misconduct or failure to act in accordance with the terms hereof) such Party shall be excused from performance to the extent of and during the continuance of any such happening or event. Any performance obligations affected by such force majeure shall be tolled for the duration thereof.

 14.4 BUSINESS DISRUPTION. QSI's intent is to provide PWI with reasonable reimbursement for unplanned expenses that could occur as a result of unilateral actions taken by QSI or Citicorp during the course of the contract. The following scenarios define those unilateral actions which could be taken and the reimbursement values.

        (a) QUOTRON CEASES TO CONDUCT BUSINESS. QSI will provide PWI with six (6) months prior written notice of QSI's intent to cease operations. PWI can select and manage a new vendor and all four reimbursement options provided below would apply. Citicorp will provide PWI full reimbursement of the cost differential for like Services for this alternative vendor for the duration of the QSI contract up to a maximum of $15.00 per desk unit per month for each remaining month in the term. PWI shall have the right of first refusal with regard to the purchase of the QSI Equipment installed in PWI Offices. Citicorp reserves the right to review the cost differential that results from the selection by PWI of an alternative vendor, and in the absence of the exercise of good faith by PWI, to challenge the amount of the cost differential. PWI shall cooperate in such review.

        (b) QUOTRON IS SOLD. PWI can select and manage a new vendor and all four reimbursement options would apply. As an alternative option, services would continue to be provided by the new entity. Any system or operational changes will be furnished at no cost. Retraining, application changes and evaluation will be covered as described below. PWI shall have the option to proceed with Reimbursement Option (d)(iii) below and, if desired, can then proceed to continue with Options
                (d)(i), (d)(ii), and (d)(iv).

        (c) QUOTRON ENGAGES WITH ANOTHER COMPANY AS A JOINT VENTURE. If QSI retains 60% or more of the joint venture and it is not with a significant PWI competitor, no change. Otherwise, PWI can proceed with Reimbursement Option (d)(iii) below and can then proceed to continue with Options (d)(i), (d)(ii) and (d)(iv).

        (d) REIMBURSEMENT OPTIONS. Citicorp reserves the right to review the actual cost incurred under (ii), (iii) and (iv) below and in the absence of good faith by PWI to challenge the validity of expenses.

                (i) EQUIPMENT DEINSTALLATION AND INSTALLATION. Citicorp will manage the entire process of removing the QSI equipment and installing new hardware in accordance with a mutually agreeable schedule between both Parties recognizing that time is of essence. Citicorp will absorb this entire cost.

                (ii) CONVERSION AND TRAINING COSTS. Citicorp will reimburse PWI actual costs incurred up to $1,500,000 including overtime and other costs as it relates to the conversion.

                (iii) NEW VENDOR EVALUATION COSTS. Citicorp will reimburse PWI actual costs up to $300,000 for vendor evaluation.

                (iv) PWI APPLICATIONS. Citicorp will pay PWI actual costs up to $1,000,000 for conversion costs for PWI applications.

        (e) PERFORMANCE PROTECTION GUARANTEE. Citicorp shall guarantee performance of all contractual terms stated herein during the term of this Agreement. Notwithstanding anything to the contrary contained herein, Citicorp's liability resulting from this guarantee of performance shall in no event exceed fourteen million dollars. Citicorp's obligation to continue the guarantee of all contractual terms shall cease effective on the event of a Business Disruption as defined in this Article. Notwithstanding anything to the contrary contained herein, Citicorp's liability as a result of these business disruption provisions shall in no event exceed eleven million dollars.

        (f)     REPRESENTATIONS BY CITICORP.

                (i) Citicorp acknowledges that it is currently the parent of QSI and it has committed to the above Performance Protection and Business Disruption provisions for the term of this Agreement.

                (ii) Citicorp acknowledges receipt of a copy of this Agreement and the commitments made hereunder.

                (iii) Citicorp represents and warrants that it has full authority to make the Performance Protection and Business Disruption commitments reflected in this Agreement and to execute the Agreement as a guarantor.


                                   ARTICLE XV


                           MISCELLANEOUS PROVISIONS


15.1 ENTIRE AGREEMENT. This Agreement, together with all written amendments, schedules, exhibits, appendices, attachments and the individual Service Agreements for each Office, constitute the entire agreement between PWI and QSI with respect to the subject matter addressed herein and therein. This Agreement cannot be modified or supplemented by oral statements made either before or after execution of this Agreement and such statements do not constitute warranties. No collateral or prior statements, representations, understandings, agreements or warranties (express or implied) are part of this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors, legal representatives and assigns. This Agreement may not be assigned by either Party without the written consent of the other Party. However, either Party shall have the right to assign this Agreement to its parent, subsidiary or an affiliate under the common control of its parent, or to any person, entity or organization which holds or acquires control of the assigning Party. QSI and PWI intend this Agreement to be a valid legal instrument, and no provision of this Agreement which shall be deemed unenforceable shall in any way invalidate any other provision or provisions of this Agreement, all of which shall remain in full force and effect.

15.2 USE OF TRADE NAMES, TRADEMARKS OR SERVICE MARKS. Neither Party shall use any trade name, trademark or service mark of the other Party without the prior written approval of the other Party. QUOTRON, QUOTRON 800, QUOTRON 1000, QUOTRON 5300, PC800, PC1000, QUOTREND, QUOTEVUE, QUOTYPE, QUOTDIAL, QUOTRON F/X TRADER, QUOTTERM, QUOTCHART, QUOTDATA, SATELLITE OFFICE TERMINAL are trademarks of QSI.

15.3 NOTICES. Unless otherwise provided herein or in any Service Agreement, all notices, requests, demands and other communications under this Agreement shall be in writing and shall be delivered by hand or sent by prepaid registered or certified mail with return receipt requested or sent by confirmed facsimile with the original sent by mail and shall be deemed to have been duly delivered when delivered by hand or when received, addressed as follows (or to such other address as may be designated by a Party, in writing, pursuant hereto);


                (a)     IF TO QUOTRON:
                        Quotron Systems, Inc.
                        12731 West Jefferson Blvd.
                        Los Angeles, CA 90066
                        Attn: Vice President & General Counsel

                (b)     IF TO PWI:
                        PaineWebber Incorporated
                        1000 Harbor Blvd.
                        Weehawken, NJ 07087
                        Attn: Chief Information Officer

                        WITH COPY TO:

                        PaineWebber Incorporated
                        1285 Avenue of Americas
                        New York, NY 10019
                        Attn: General Counsel


                (c)     IF TO CITICORP:
                        Citicorp
                        399 Park Avenue
                        New York, NY 10043
                        Floor 2, Zone 1
                        Attn: John Roche
                              Executive Vice President (Legal)


15.4 GOVERNING LAW. This Agreement is made and entered into in the State of New York and shall be governed by the laws of that State, The Parties hereto, their successors and assigns, consent to the jurisdiction of the courts of the State of New York in respect to any legal proceedings that may result from a dispute as to the interpretation or breach of any of the terms or conditions of this Agreement.

15.5 WAIVER. No delay or failure of either Party in exercising any right or power hereunder and no partial or single exercise thereof shall impair or preclude exercise of any such right or power or shall be deemed to constitute a waiver of such right or powers or any other rights or powers hereunder.

15.6 DUE AUTHORIZATION. Each of QSI and PWI represents and warrants that it is authorized to enter into this Agreement and that there are no outstanding commitments, agreements or understandings, express or implied, which may or can in any way defeat or modify the rights conveyed or obligations undertaken by it under this Agreement.

15.7 COUNTERPARTS; SEVERABILITY. This Agreement and any amendments, waivers, consents or supplements may be executed in two or more counterparts each of which when executed shall be deemed to be an original and all of such counterparts shall be deemed to be one and the same instrument. If any provision of this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision in any other jurisdiction, shall not in any way be affected or impaired thereby.

15.8 HEADINGS. The heading of each Article and Section of this Agreement is for the purpose of convenience only and shall not affect the interpretation of any provision hereof.

15.9    CONFIDENTIALITY.

        (a) PWI and QSI each agree that all of the information contained herein, including without limitation, all of the information contained in the Attachments hereto, as well as all of the information obtained by the Parties in connection with their performance hereunder (collectively, "Information"), is proprietary and confidential.

(b)     PWI and QSI further each agree:

        (i) to hold all such Information in confidence, using the same degree of care as each Party uses to maintain the confidentiality of its own information;

        (ii) not make use thereof other than for the performance of this Agreement;

        (iii) to release such Information only to employees reasonably requiring such Information; and

        (iv) not to release or disclose any such Information to any third party without the prior written consent of the Party to whom the Information is proprietary.

(c) The Parties acknowledge that disclosure or use of the Information contrary to the terms of this Agreement may cause harm to the Parties that may be irreparable by money or damages and therefore, either of the Parties shall have the right in addition to any other remedies available to it to seek to enjoin such disclosure or use.

(d)     The provisions of paragraph (b) above shall not apply to:

        (i)     any Information which is in the public domain;

        (ii) Information which is rightfully obtained from any third party or developed independently; or

        (iii) the release of Information by either of the Parties hereto when such disclosure is required by a self-regulatory agency, applicable law, regulation, subpoena or other legal requirement, but in any such instance the disclosing Party shall, to the extent practicable, provide the other Party with notice of such disclosure. Nothing contained herein shall prevent either Party from disclosing such Information to its parent, subsidiary or affiliate companies, subcontractors or agents, or attorneys or accountants, as applicable, when reasonably required in connection with the performance of services hereunder, provided each Party shall take reasonable steps to ensure that any person or entity receiving any such Information treats all such Information confidentially, using the same degree of care as such person or entity uses with respect to its own, like information. The obligations set forth in this section 15.9 shall survive the termination of this Agreement and continue for as long as either Party hereto is in possession of Information protected hereunder.

15.10 WARRANTY OF TITLE. QSI warrants that it has full title to the Equipment to be sold hereunder and the full title or right to license the software to be licensed hereunder, free of all liens and encumbrances, of any nature, whatsoever.

15.11 THIRD PARTY BENEFICIARIES. The Parties intend that the Correspondent Services Corporation ("CSC"), a wholly-owned subsidiary of PWI be a third party beneficiary of this Agreement as provided for in an Agency Agreement between QSI and CSC in particular, CSC shall receive the benefits provided for in Articles 4.1, 4.3, 5.7, 5.8, 7.1, 7.3, 8.1, 8.2, 9.1, 9.2, 11.2. Except as provided herein, the provisions of this Agreement are for the exclusive benefit of the Parties hereto and not for the benefit of any third Party.

        IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officer.

QUOTRON SYSTEMS, INC.                   PAINEWEBBER INCORPORATED


/s/ Paul F. Glan
________________________________        ________________________________
By Paul F. Glan                         By

________________________________        ________________________________
Title  President                        Title


________________________________        ________________________________
Date   2/11/91                          Date


CITICORP

________________________________
By

________________________________
Title

________________________________
Date

        IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officer.

QUOTRON SYSTEMS, INC.                   PAINEWEBBER INCORPORATED

                                        /s/ Robert H. Bonmosche
----------------------------            --------------------------------
By                                      By Robert H. Bonmosche
                                           Executive Vice President

----------------------------            --------------------------------
Title                                   Title
                                           February 11, 1991
----------------------------            --------------------------------
Date                                    Date


CITICORP
/s/ Lawrence M. Small
----------------------------
By Lawrence M. Small
   Vice Chairman

----------------------------
Title
         2/11/91
----------------------------
Date